Exhibit 10.5
BRIGGS & STRATTON CORPORATION
2014 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Participant:	[Insert name]

Performance Share Award at Target:	____ Performance Share Units

Performance Period:	Plan Year ____ through Plan Year ____

Performance Measures:	Cumulative Operating Income (“COI”)

BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby awards to the above-named employee (the “Participant”) under the Briggs & Stratton Corporation 2014 Omnibus Incentive Plan (the “Plan”) the number of performance share units at target set forth above, all in accordance with and subject to the attached Performance Share Unit Terms and Conditions.

If there is any inconsistency between this Agreement and the Plan, the Plan shall supersede the conflicting terms and conditions of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, this Performance Share Unit Award Agreement has been duly executed as of _______.

BRIGGS & STRATTON CORPORATION

By
Todd J. Teske
Chairman, President and CEO

PARTICIPANT

Date____________                                                                            «Name»

Briggs & Stratton Corporation
Performance Share Unit Terms and Conditions
Section 1. Performance Period
The Performance Period commences on the first day of the three-year performance period stated on the first page of the award and ends on the last day of such period.
Section 2. Value of Performance Share Units

Each Performance Share Unit has a value for purposes of this Agreement equal to one share of common stock of the Company.
Section 3. Performance Share Units and Achievement of Performance Measures

(a) The number of Performance Share Units to be earned under this Agreement shall be based upon the achievement of a level of COI as approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors for the Performance Period, based on the following table:
Performance Level        COI            % of Target Earned
Minimum            $XXX million            25%
Target                $YYY million            100%
Maximum            $ZZZ million            200%
(b) “COI” means the Company’s Income from Operations as reported in its consolidated financial statements filed with the SEC for the relevant Performance Period or relevant portion thereof as adjusted by the Committee to exclude or adjust significant nonbudgeted or uncontrollable capital investments or gains or losses from actual financial results in order to properly measure performance.

(c) Straight line interpolation shall be used to determine the number of Shares awarded in the event the ranking does not fall directly on one of the ranks listed in the above table, by rounding up or down to the nearest 10 Shares. For example, if COI is 117.25% of Target and the Performance Share Target Award at Target is 500 Shares, the number of Shares awarded would be 590 (500 x 117.25% = 586.25 rounded up to 590).
(d) No Participant may receive awards under the Plan covering more than 250,000 Shares in any fiscal year. In the event that the maximum number of Shares that may be issued under this Agreement, when combined with any other awards to the Participant for a fiscal year, would cause the Participant to exceed the limit, the maximum number of Shares that may be issued to the Participant shall be reduced so that the limit is met. The number of Shares subject to such reduction shall be paid to the Participant in the following fiscal year if the Participant continues in employment for 12 months, provided that any payment in the following fiscal year shall also be subject to the foregoing limit and, if the limit would be exceeded, the same process shall be repeated until the Shares can be issued without exceeding the limit or the Participant’s employment is terminated.

Section 4. Covenant of Non-Disclosure, Non-Solicitation and Non-Competition
4.1 Non-Competition During Employment. The Participant agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

4.2 Non-Competition After Employment. The Participant agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Participant had contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Participant and does not deprive Participant of legitimate competitive opportunities to which he/she is entitled.

4.3 Impairment of Company’s Relationships. The Participant further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Participant attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

4.4. Non-Disclosure of Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Participant during the period of the Participant’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:
(1) at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Participant or (ii) no breach of this Agreement by Participant;

(2) in the possession of the Participant prior to disclosure thereof by the Company as evidenced by written records of the Participant prepared prior to the date of disclosure of such information to the Participant;
(3) independently developed by the Participant without the benefit of any of the Confidential Information as evidenced by the written records of the Participant prepared to the date of disclosure of such information to the Participant; or
(4) disclosed to Participant by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b) Trade Secrets. The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c) Disclosure of Confidential Information. Except as required in the performance of his or her duties of employment, and for a period of two (2) years following the termination of his or her employment with the Company, Participant shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d) Disclosure of Trade Secrets. Participant shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

4.5 Waiver of Unintended Effects. It is not the purpose of the Agreement to preclude Participant from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Participant wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Participant believes it will not pose a competitive threat to the Company, Participant agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Participant’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

4.6. Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

Section 5. Termination Provisions

(a) Except as provided below, the Participant shall be eligible for payment of awarded Performance Share Units as determined in section 3 only if the Participant’s employment with the Company continues through the end of the Performance Period.
(b) If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of the occurrence of such Participant’s disability or death, a pro-rated payment will be provided. In the event of disability, the pro-rated payment will be computed as of the end of the Performance Period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to the Disability. In the event of death, COI will be computed as of the end of the Company’s fiscal quarter subsequent to the date of death and compared to Target COI during the same period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to death. The number of earned shares, if any, shall be delivered to the estate of the Participant as soon as practicable after the computations described above.
(c) If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of retirement, or if the Participant’s employment with the Company terminates without cause, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Performance Share Unit award which would have been paid to the Participant for such Performance Period.
(d) If the Committee determines that (i) the Participant has breached any of the obligations stated in section 4 of the Agreement during the Performance Period or (ii) the Performance Share Units were awarded with respect to (A) a Plan Year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent Plan Year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any Performance Share Units awarded under this Agreement to be forfeited.
(e) As used in this section of the Agreement, “disability” shall have the meaning stated in Article 2.15 of the Plan, and “retirement” shall mean termination of employment for reason other than death after the Participant has achieved 30 years of service, age 62 with at least 10 years of service or age 65.
Section 6. Dividends

The Participant shall have no right to any dividends which may be paid with respect to Shares until any such Shares are paid to the Participant following the completion of the Performance Period. However, any dividends declared during the Performance Period shall be credited to the Performance Share Units and shall be reinvested as additional Performance Share Units subject to this Agreement on the date the dividends are paid.
Section 7. Form and Timing of Payment of Performance Share Units

(a) The Performance Share Units as finally calculated herein shall be paid to the Participant no later than two and one-half months after the end of the Performance Period, subject to the following:
(i) The Participant shall have no right with respect to any award until such award shall be paid to such Participant.

(ii) The number of Performance Share Units paid to the Participant shall be rounded up or down to the nearest 10 shares.
(b) Performance Share Units awarded, if any, will only be paid out in Shares. Such Shares may be credited to the Participant in book entry form and held, along with any stock dividends relating thereto, in custody by the Company or an agent for the Company until the Participant instructs otherwise.
Section 8. Nontransferability

Performance Share Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in this Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
Section 9. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan as amended from time to time, as well as such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
Section 10. Miscellaneous

(a) This Agreement shall not give the Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.
(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
(c) The Company shall have the power and right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement. With respect to withholdings required upon payment of Shares in satisfaction of all of the Performance Share Units awarded, the Company will withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
(d) In the event of a Change in Control, all performance conditions shall be deemed satisfied as if target performance was achieved, and awards will be settled pro rata based on the proportion of the applicable Performance Period that lapsed through the date of the Change in Control in accordance with Article 17(c) of the Plan. Such deemed earned Performance Share Units shall be paid out as soon as practicable.